Advancing Breakthrough Therapeutics to Transform the Treatment of Neuronal Hypersensitivity Disorders exxelpharma.com February 2026 Corporate Presentation

Free Writing Prospectus This free writing prospectus relates to the proposed initial public offering of common stock of Exxel Pharma, Inc. (the “Company”) and is being filed pursuant to Rule 433 under the Securities Act of 1933, as amended (the “Securities Act”). This free writing prospectus contains the materials used in connection with the Company’s roadshow presentation. The Company has filed a registration statement on Form S - 1 (Registration No. 333 - 290393), including a preliminary prospectus, with the U.S. Securities and Exchange Commission (“SEC”) relating to this offering, which has not yet become effective. This free writing prospectus is not an offer to sell or the solicitation of an offer to buy securities. Offers may be made on ly by means of the preliminary prospectus included in the registration statement. Copies of the preliminary prospectus may be obtained from : Joseph Gunnar & Co., LLC Attn: Prospectus Department 40 Wall Street, 30th Floor New York, NY 10005 Telephone: (212) 440 - 9600 Additional information is available at www . sec . gov 2 2 Registration No. 333 - 290393

Disclaimer / THIS PRESENTATION (THE “PRESENTATION”) WAS PREPARED AS A SUMMARY OVERVIEW ONLY OF THE CURRENT AFFAIRS OF EXXEL PHARMA INC . (THE “COMPANY”) . THE COMPANY DOES NOT MAKE ANY REPRESENTATION AS TO THE COMPLETENESS, TRUTH OR ARCCURACY OF THE INFORMATION CONTAINED IN THIS PRESENTATION . ARCCORDINGLY, ANY USE OF THIS INFORMATION IS AT YOUR RISK AND WITHOUT LIABILITY TO THE COMPANY NOR ANY OF THEIR ADVISORS, AGENTS OR REPRESENTATIVES . THE READER IS REFERRED TO THEIR PROFESSIONAL LEGAL, FINANCIAL AND TAX ADVISORS REGARDING INVESTMENT RELATED DECISIONS RESPECTING THE SECURITIES OF THE COMPANY . NO SECURITIES REGULATORY AUTHORITY OR SIMILAR AUTHORITY HAS REVIEWED OR IN ANY WAY PASSED ON THE ARCCURACY OR ADEQUACY OF THIS PRESENTATION . ANY REPRESENTATION TO THE CONTRARY IS CRIMINAL OFFENSE . FORWARD - LOOKING INFORMATION This Presentation contains certain forward - looking information and forward - looking statements (collectively “forward - looking statements”) within the meaning of applicable securities legislation . All statements, other than statements of historical fact, are forward - looking statements . Forward - looking statements in this Presentation include, but are not limited to : Statements regarding the business, operations, outlook and financial performance and condition of the Company ; plans and objectives of the Company ; timing, type and amount of capital and operating expenditures ; treatment under regulatory regimes ; any other statements regarding the business plans, expectations and objectives of the Company ; and any other information contained herein that is not a statement of historical fact . Forward - looking statements are based on management’s reasonable estimates, expectations, analyses and opinions at the date the information is provided, and is based on a number of assumptions and subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward - looking information . Assumptions upon which such forward - looking information are based include, without limitation, that no significant event will occur outside the ordinary course of business of the Company ; legislative and regulatory environment ; impact of increasing competition ; costs of development and advancement ; anticipated results of research and development activities ; the ability to operate in a safe and effective manner ; and the ability to obtain financing on reasonable terms . All forward - looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties, including risks, uncertainties and assumptions related to : the Company’s ability to achieve its stated goals, including the estimated costs associated with the advancement of business objectives ; legislative changes that impact operations of the Company ; the ongoing ability to work cooperatively with stakeholders ; the possibility that any future research results will not be consistent with our expectations ; risks that permits will not be obtained as planned ; the cyclical nature of the industry in which the Company operates ; risks related to failure to obtain adequate financing on a timely basis and on acceptable terms or delays in obtaining governmental approvals ; political and regulatory risks associated with pharmaceutical industry ; risks related to the uncertain global economic environment which could continue to negatively affect global financial markets and could negatively affect the ability to raise capital and may also result in additional and unknown risks or liabilities to the Company . ] Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward - looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended . There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements . Accordingly, readers should not place undue reliance on forward - looking statements . The Company does not undertake to update any forward - looking statements that are contained herein, except in accordance with applicable securities laws . 3 3

4 Who We are developing an innovative, small molecule for treatment of refractory chronic cough , with potential to expand into multiple high value indications, including neuropathic pain, migraine and hyperactive bladder. Reasons to Pay Attention

Highlight Phase 3 Phase 2 Phase 1 Preclinical Program Our 5 Potential Future EX937 Indications: $4 Billion Market 1 $2.2 Billion Market 1 Social Anxiety and Autism Spectrum Disorder Rapidly advancing towards the first - in - human Phase 1 study Targeting $11 billion market 1 Early - stage program with enormous potential in CNS diseases 1. Transparency Market Research, Markets and Markets, Allied Market Research, Facts & Factors $4.2 Billion Market 1 EX937 ARN Refractory Chronic Cough

6 Exxel Pharma, Inc. (” Exxel Pharma”) Issuer NYSE American: EXXL Listing | Symbol Initial Public Offering Offering Type Common Stock Securities Offered $4.00 to $6.00 per Share Offering Price 3,000,000 Shares of Common Stock, excluding 15% over - allotment option Offering Size 4,599,327 Shares Common Stock Outstanding Immediately Before Offering 7,599,327 or 8,049,327 assuming the underwriters exercise their over - allotment option in full Common Stock Outstanding Immediately After Offering Advancement of lead asset, EX937, through a Phase 2a proof - of - concept clinical trial, including drug product development and regulatory activities, as well as general and administrative and other corporate purposes. Expected Use of Proceeds 6 Months Lockup TBD Expected Pricing Date Joseph Gunnar & Co., LLC Sole Book - Running Manager

7 Amount ($M) Activity $1.8 Underwriting discounts and offering - related expenses $0.8 Completion of EX937 drug product development activities, including GMP formulation and GLP testing $0.1 Regulatory and ethics committee approvals $3.8 Phase 1/2b single - ascending dose and multiple - ascending dose first - in - human clinical trial, including a cough challenge component $4.8 Support a Phase 2a proof - of - concept trial in refractory chronic cough $0.3 Intellectual property expansion $2.0 Marketing and investor relations $1.4 Working capital and general and administrative expenses $15.0 Total

8 The Chronic cough is a persistent and distressing cough lasting longer than 8 weeks in adults Overall Reduced Quality of Life More Than Just An Annoyance… 1: https://publications.ersnet.org/content/erjor/7/1/00012 - 2021; 2: https://pubmed.ncbi.nlm.nih.gov/17167006/ ; 3: https://publications.ersnet.org/content/erjor/9/5/00425 - 2023; 4: https://www.mayoclinicproceedings.org/article/S0025 - 6196(11)60967 - 1/abstract; 5: https://pmc.ncbi.nlm.nih.gov/articles/PMC705 1105/ Urinary Incontinence 1 Interrupted Sleep 4 Increased Exhaustion 3 Very Rare Rib Fractures 5 Depressive Symptoms 2 Inability to Speak Fluently 3 Interferes with Eating, Meals 3

Refractory Chronic Cough Represents A Targeting $11B Global Market 3 9 People in the US 1 People in the EU 2 People in China 2 1. Meltzer, E. O. (2021). Prevalence and Burden of Chronic Cough in the United States. The Journal of Allergy and Clinical Immun ol ogy, 9(11), 4037 – 4044. 2. Lee JH et. al. Epidemiology of adult chronic cough: disease burden, regional issues, and recent findings. Asia Pac Allergy. 2 02 1 Oct 18;11(4):e38. doi : 10.5415/apallergy.2021.11.e38. PMID: 34786368; PMCID: PMC8563099. 3. 2027 projection. Source: Transparency Market Research

No FDA Approved Therapies and Current Approaches Are Limited Gabapentin, pregabalin, amitriptyline and low - dose morphine are used off - label with marginal effects and safety concerns 10

Chronic Cough Has Been a Challenging Indication

Some Peers Have Faced Clinical and Developmental Hurdles

Most advanced target, P2X3 receptor, is associated with taste side-effects. Some other approaches aren't proving to be much better.

Company	Product	Status	Mechanism	Highlights
MERCK	Gefapixan	Approved EU	P2X3	Rejected by the US FDA in 2022, Current status unknown
Bellus HEALTH	Camlipixant	Phase 3	P2X3	Acquired by GSK, Clinical studies ongoing
NeRRe therapeutics	Orvepitant	Completed Phase 2b	NK1 and Substance-P receptor	Phase 2b data was not significant
trevi THERAPEUTICS	Haduvio	Phase 2b	kappa opioid receptor and mu opioid receptor	Associated with serious side-effects and potential for abuse / misuse
aldeyra	ADX-629	Completed Phase 2a	RASPi	Top-line results expected in 2025
Genentech A Member of the Roche Group	GDC-6599	Recruiting for Phase 2a study	TRPA1	No clinically meaningful improvements found in Phase 2 trial
nocion THERAPEUTICS	Taplucanium	Completed Phase 2a	Sodium channels	Preparing for Phase 3

EXXEL PHARMA

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Our for Refractory Chronic Cough 12 , proprietary small molecule that specifically and peripherally inhibits the fatty acid amide hydrolase (FAAH) enzyme IND - enabling studies and pre - IND meeting completed and favorable safety by being entirely excluded from the central nervous system and brain Conducting Phase 1 study in Australia provides numerous regulatory and financial benefits Potential for Key Highlights dosing

How Our Works 13 EX 937 works by inhibiting the FAAH enzyme, which increases the levels of Anandamide, an endogenous signaling molecule Designed for peripheral activity and FAAH inhibition only outside the CNS Anandamide desensitizes overactive sensory neurons, limiting the urge to cough 1 In healthy people, irritants initiate the cough response by triggering airway sensory neurons, which then signal to the brain 2 The brain responds by signaling the cough reflex, contraction of the diaphragm and chest muscles In chronic cough, sensory neurons aberrantly respond to harmless stimuli (temperature, scents, talking, etc) and initiate an unwarranted cough reflex Chronic Cough – A Neuronal Hypersensitivity Disorder

Targeting FAAH Increases the Levels of Anandamide in Lung Tissue of the Guinea Pig Chronic Cough Model 1 14 Modulating Chronic Cough EX937 and PF - 04457845 (positive control) caused concentration dependent inhibition of FAAH activity in GP lungs with an approximate IC 50 of 30nM and 5nM, respectively. EX937 Decreases FAAH Activity In Preclinical Guinea Pig (GP) Cough Model N=3 EX937 Positive Control (PF - 044575845: FAAH Inhibitor) Crosses the BBB making it not a candidate for chronic cough due to CNS side effects 0.4 0.3 0.2 0.1 0.0 1nM 10nM 100nM 1μM 10μM Luminescence EX937 Boosts the Levels of Anandamide in Lung Tissues of Guinea Pigs 0.4 0.3 0.2 0.1 0.0 Veh 0.3 1 TRPV1i EX937 (mg/kg) AEA (pg/mg tissue) 0.5 3 10

15 Using Capsaicin, a potent compound found in chili peppers, to induce cough, EX937 is effectively able to reduce the number of coughs in guinea pig cough models at a dose of 10 mg/kg. 1. Unpublished data from large pharma partner As a note, we used a TRPV1 antagonist as positive control. TRPV1i is found on sensory neurons that responds to various stimuli, including capsaicin. Blocking TRPV1 prevents capsaicin from binding to the receptor and triggering a cough. EX937 Limits the Excitability of Guinea Pig Vagus Nerves During Capsaicin Exposure N=4 100 % Inhibition 0 20 40 60 80 Vehicle 1 10 100 1000 10000 EX 937 (nM) Approx IC 50 : 50nM Number of coughs/10 min EX 937 (mg/kg) 0.3 1 3 10 TRPV1i Vehicle 0 4 6 8 2 EX937 Reduces the Frequency of capsaicin induced coughs in the Guinea Pig Cough Model

Chronic Cough Landscape:

Efficacy vs Tolerability / Regulatory Viability

Dimension	trevi THERAPEUTICS Central Opioid	MERCK P2X3 Antagonist	Bellus HEALTH GSK P2X3 Antagonist	EXXEL PHARMA EX-937
Representative asset	Nalbuphine ER	Gefapixant	Camlipixant	**EX-937**
Target level	Central CNS	Peripheral sensory neuron	Peripheral sensory neuron	**Peripheral sensory neuron**
Mechanism	κ-agonist / μ-antagonist	Direct P2X3 blockade	Selective P2X3 blockade	**FAAH inhibition (tone modulation)**
Taste disturbance	No	**High (class-limiting)**	**Present (reduced but persistent)**	**None expected**
Opioid exposure	**Yes**	No	No	**No**
Regulatory outcome	Phase 3 planned	**Not approved (US)**	Phase 3 ongoing	**Early / mid-stage**
Key risk highlighted by history	Chronic opioid perception	**Class liability validated**	Class risk still under scrutiny	**Avoids validated failure modes**
Chronic use viability	Moderate	Low–moderate	Moderate	**High**

EXXEL PHARMA

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Challenge Cohort MAD Cohort 17 Our Plans for The Phase 1/1b Study Enrolling up to 98 Subjects in Phase 1/1b Study to Evaluate Safety and Signals of Efficacy Inducing Cough with Capsaicin Provides Ability to Rapidly Conduct Study SAD Cohort Up to 48 Subjects Enrolling: 6 Cohorts: 3:1 Randomization: Up to TBD mg Dosed on Day 1 Dosing: 14 Days Follow - up: Up to 36 Subjects Enrolling: 2 Cohorts: 3:1 Randomization: Up to TBD mg Dosed on Days 1 through 5 Dosing: 22 Days Follow - up: 12 Subjects Enrolling: 1:1 Randomization: Up to TBD mg Dosed on Days 1 through 5 Dosing: 22 Days Follow - up: Study Design Provides Continues Data Readouts

18 is actively involved in finding a solution for chronic cough. We believe these value indicators provide a realistic benchmark for potential value creation. Acquired by Phase 2 Chronic Cough Program Acquired by Phase 2b Chronic Cough Program Market Cap 1 Phase 2 Chronic Cough in Idiopathic Pulmonary Fibrosis (IPF) Program

19 Covering Exxel’s FAAH Inhibitors EX937 coverage through 2032 with potential for additional coverage to 2044 • WO2004/033422 • WO2015/157313 • WO2012/015704 • WO2013/028570 • US provisional application • United States: • Global (ROW): 6 issued 1 pending 39 issued

20 The Exxel Guy Yachin, MBA Director Executive with experience guiding strategy, operations and funding for over a dozen biomedical startups Robert Dickey IV, MBA Chief Financial Officer More than 25 years C - suite financial leadership experience for life science and medical device companies Daniele Piomelli , PhD Chief Scientific Officer Renowned scientist with over 30 years of experience; 420 peer - reviewed articles; 3 full - length books and 35 patents Soren Mogelsvang, PhD President and CEO, Director Over 20 years of experience with track record in building and leading privately funded and publicly traded companies Anuj Madhok, PhD Strategic Board Advisor Over 20 years of experience working in senior leadership roles across the pharma/biotech sector Deb Geraghty, PhD Strategic Board Advisor Executive with a broad range of experience across the biotech, pharmaceutical and diagnostic industries Nitin Kaushal Strategic Board Advisor Executive with over 25 years of experience in financial investing, healthcare services, medical devices, and capital markets.

Upcoming Milestones 1 21 Drug product prototype test results expected Completion of Phase 1/1b SAD cohort Completion of MAD cohort Commence patient enrollment and dosing in Phase 1/1b Completion of drug product development Completion of Cough Challenge cohort Availability of drug product specification Report (Part A) SAD topline data Report Human Cough Challenge topline data Report (Part B) MAD topline data

22 Summary x Demonstrated Preclinical Efficacy and Safety x Advancing Toward Multiple Key Milestones x Billion Dollar Market Opportunity x Significant Interest from Big Pharma in Space Our Lead Indication is Entering First - In - Human Clinical Studies Imminently

Advancing Breakthrough Therapeutics to Transform the Treatment of Neuronal Hypersensitivity Disorders exxelpharma.com Investor Relations JTC Team 908 - 824 - 0775 exxel@jtcir.com